Exhibit 77C - Schwab Investments

A Special Meeting of Shareholders of Schwab Treasury Inflation Protected Securities Fund (the "Fund"), a series of Schwab Investments, was held on March 22, 2013, for the purpose of seeking shareholder approval of the following proposals: to (1) approve the replacement of the fundamental investment objective for the Fund with a new non-fundamental investment objective, and (2) approve the amendment of the fundamental investment restriction with respect to concentrating investments in a particular industry or group of industries for the Fund. The number of votes necessary to conduct the Special Meeting and approve the proposals was obtained. The results of the votes of shareholders are listed below:

Proposal
For
Against
Abstain
To approve the replacement of the
fundamental investment objective for the Fund with a new non-fundamental investment objective.
16,197,109.221
1,609,338.002
489,029.454
To
approve the amendment of the fundamental investment restriction with respect to concentrating investments in a particular industry or group of industries for the Fund.
16,381,384.187
1,417,762.852
496,329.638